UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT NO. 333-44377

UNDER

THE SECURITIES ACT OF 1933

Food Technology Service, Inc.

(Exact name of registrant as specified in its charter)

Florida	59-2618503
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

502 Prairie Mine Road

Mulberry, Florida 33860

(Address of principal executive offices)

1992 Incentive and Non-Statutory Stock Option Plan

(Full title of the plan)

Corey H. Grauer

Vice President and Secretary

Food Technology Service, Inc.

502 Prairie Mine Road

Mulberry, Florida 33860

863-425-0039

(Name, address telephone number, including area code, of agent for service)

Copies to:

William J. Schifino, Sr.

Burr & Forman, LLP

201 N. Franklin St., Suite 3200

Tampa, Florida 33602

813-221-2626

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF UNSOLD SECURITIES

Food Technology Service, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to the following registration statement on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and any other securities issuable by the Company pursuant to the following registration statement:

•	Registration Statement on Form S-8, File No. 333-44377, filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 16, 1998, pertaining to the registration of 150,000 shares of Common Stock for issuance under the Food Technology Service, Inc. 1992 Incentive and non-statutory stock option plan (the “Registration Statement”).

Effective on March 5, 2014, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 5, 2013, by and among the Company, Sterigenics U.S., LLC, a Delaware limited liability company (“Parent”), and Sterigenics Florida Acquisition Corp., a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”), the Merger Sub merged with and into the Company, with the Company surviving the merger as an indirect and wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statement to deregister all of such securities of the Company registered under the Registration Statement that remain unsold as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mulberry, State of Florida on March 6, 2014.

Food Technology Service, Inc.

March 6, 2014	By:	/s/ Corey H. Grauer
	Name:	Corey H. Grauer
	Title:	Vice President & Secretary